COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 14, 2021 (the “Effective Date”), by and among Harte Hanks, Inc., a Delaware corporation (the “Company”), on the one hand, and BLR Partners LP, a Texas limited partnership, BLRPart, LP, a Texas limited partnership, BLRGP Inc., a Texas corporation, Fondren Management, LP, a Texas limited partnership, FMLP Inc., a Texas corporation, the Radoff Family Foundation, a private independent foundation headquartered in Texas, and Bradley L. Radoff (collectively, the “Group” and each a “Group Member”), on the other hand. The Company and the Group are each referred to herein as a “party” and together, the “parties.”

WHEREAS, on January 12, 2018, certain members of the Group filed a Schedule 13D with the SEC, which was subsequently amended on February 15, 2018, May 11, 2018, May 24, 2018, November 19, 2018, August 27, 2019 and April 29, 2021 (as amended, the “Schedule 13D”);

WHEREAS, as of April 23, 2021 certain Group Members delivered notice of their intent to nominate certain persons for election as directors to the Board of Directors of the Company (the “Board,” and such notice, as supplemented to date, the “Nomination Notice”) at the Company’s 2021 annual meeting of stockholders, including any adjournments, postponements, reschedulings and continuations thereof and any other meeting of stockholders called or held in lieu thereof (the “2021 Annual Meeting”);

WHEREAS, as of the date hereof, the Group has a collective beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the common stock, $1.00 par value per share, of the Company (the “Common Stock”) totaling, in the aggregate, 660,000 shares of the Common Stock, approximately 9.9% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, the Company and the Group have engaged in various discussions and communications concerning the Company’s business; and

WHEREAS, the Company and the Group desire to enter into this Agreement, appoint Bradley L. Radoff (the “New Director”) to the Board as a director and appoint Sarah Harte as an observer of the Board (the “Board Observer”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Composition and Related Matters.

(a)    The Company agrees that following the Effective Date, the Board and all applicable committees of the Board shall take all necessary actions to (i) increase the size of the Board by at least one director, (ii) within 5 days of the Effective Date, appoint the New Director to the Board to fill the new vacancy and (iii) accept the retirement of Evan Behrens from the Board following the adjournment of the 2021 Annual Meeting.

(b)    The Company shall use reasonable best efforts to cause the election of the New Director at the 2021 Annual Meeting, which shall include (i) recommending that the Company’s shareholders vote in favor of the election of the New Director, (ii) including the New Director in the Company’s proxy statement and proxy card for the 2021 Annual Meeting and (iii) otherwise supporting the New Director for election to the Board in a manner that is no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate. In connection with the foregoing, the New Director consents to be named by the Company as a nominee for election to the Board in any applicable proxy statement, proxy card or other solicitation materials of the Company.

(c)    Prior to the New Director’s appointment to the Board, the Group shall cause the New Director to provide to the Company such information and materials as the Company routinely receives from other members of the Board and/or from new director candidates and as the Company is required to disclose in proxy statements under applicable law, including, the providing of a fully completed and executed copy of a D&O Questionnaire, in the form separately provided by the Company to the New Director, completed by the New Director. The New Director shall be obligated to provide to the Company such information and materials as is reasonably requested by the Company from time-to-time from all members of the Board in connection with the Company’s legal, regulatory, audit or stock exchange requirements. The New Director shall be subject to the same conditions for re-nomination and election as any other director pursuant to the Bylaws.

(d)    Subject to compliance with all applicable stock exchange rules and the requirements of federal securities laws, the Board shall:

(i)    within 5 days following the Effective Date, appoint the New Director to serve as a member of the Board’s (i) Nominating and Corporate Governance Committee, (ii) Compensation Committee and (iii) Audit Committee (each of (i), (ii) and (iii) a “Board Committee” and, collectively, the “Board Committees”);

(ii)    following the 2021 Annual Meeting, determine leadership of each Board Committee, including the chairman of each Board Committee; and

(iii)    following the New Director’s appointment to the Board and for so long as the New Director is a member of the Board, consider appropriate appointments for the New Director to any other applicable Board committees as the Board would consider such appointments for any other director of the Company.

Notwithstanding the foregoing, the Group and the Company acknowledge that, other than as restricted by the terms of this Agreement or applicable law, for so long as the New Director is a member of the Board, the New Director shall have the same rights as any other director of the Company with respect to being permitted to attend (as an observer and without voting rights) any Board Committee meeting regardless of whether such director is a member of such Board Committee.

(e)    Concurrently with his appointment to the Board and until the Termination Date, the New Director shall be covered by the same indemnification, advancement of expenses, and insurance provisions and coverage as are applicable to the individuals that are currently directors of the Company. From and after the time the New Director is no longer a member of the Board, he shall be entitled to the same indemnification, advancement of expenses, and insurance provisions and coverage as are applicable to former directors of the Company.

(f)    Following the Effective Date, the Company agrees to appoint the Board Observer as an observer of the Board. The Company agrees that, subject to entering into a customary non-disclosure agreement with the Company in a form provided by the Company and to be agreed between the parties, the Board Observer may attend and participate in any meeting of the Board or any committee thereof held from the date of this Agreement (whether such meetings are held in person, telephonically or otherwise) until the Termination Date (the “Observer Period”) as a non-voting observer.

(g)    The Board Observer shall not (i) be deemed to be a member of the Board, (ii) have the right to vote on any matter presented to the Board or any Board Committee, (iii) be considered or required for purposes of establishing quorum, and (iv) have the right to propose or offer any motions or resolutions to the Board.

(h)    During the Observer Period, the Board Observer shall have the right to (i) receive the same materials distributed to the Board and any committee thereof (except to the extent any such materials are privileged as determined by the Board in good faith), (ii) receive notice of all meetings of the Board and any committee thereof and (iii) otherwise fully participate in meetings and discussions of the Board and any Board Committee thereof (whether in person or by telephone), except for the right to vote; provided, however, the Board Observer shall adhere and be subject to, and act consistently with, the policies of the Board.

(i)    Each party acknowledges that the New Director, upon his election to the Board and in his capacity as a director of the Company, shall comply with the terms of any certification, policy and/or guideline that all current members of the Board have executed or otherwise accepted or consented to, each of which as in effect as of the Effective Date, including, but not limited to, the Company’s Corporate Governance Principles, the Business Conduct Policy, including the policy therein prohibiting directors from entering into hedging or monetization transactions or similar arrangements with respect to the Company’s securities, the Code of Ethics Policy, the Stock Ownership Guidelines, the Clawback Policy, the Lead Director Policy and any other policy on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”).

(j)    The Group agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse the New Director from any Board or Board Committee meeting or portion thereof at which the Board or any such Board Committee is deliberating and/or taking action (including, but not limited to, the formation of a special committee of the Board), and restrict access to information of the Company, with respect to (i) this Agreement, including the interpretation and enforcement thereof, or (ii) any actions taken, or proposed to be taken, by the Company in response to actions taken, or proposed to be taken, by the Group or any of their respective Affiliates with respect to the Company. For the avoidance of doubt, the Group agrees that, consistent with his fiduciary duty as a director of the Company and in accordance with the Company’s conflicts of interest policy applicable to directors, the New Director shall recuse himself from any Board or Board Committee meeting in the event there is any conflict of interest between any members of the Group, including, without limitation, the New Director, on the one hand, and the Company, on the other hand.

(k)    The Group agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse the Board Observer from any Board or Board Committee meeting or portion thereof at which the Board or any such Board Committee is deliberating and/or taking action (including, but not limited to, the formation of a special committee of the Board), and restrict access to information of the Company, with respect to (i) this Agreement, including the interpretation and enforcement thereof, or (ii) any actions taken, or proposed to be taken, by the Company in response to actions taken, or proposed to be taken, by the Group and/or Ms. Harte or any of their respective Affiliates with respect to the Company. For the avoidance of doubt, the Group agrees that the Board Observer shall, in accordance with the Company’s conflicts of interest policy applicable to directors – which shall have the same force in respect of, and apply with equal import mutatis mutandis to, the Board Observer – recuse herself from any Board or Board Committee meeting in the event there is any conflict of interest between any Group Member and the Board Observer, on the one hand, and the Company, on the other hand.

2.    Nomination Notice. Concurrently with and effective upon the execution of this Agreement, the Group shall irrevocably withdraw or cause the irrevocable withdrawal of the Nomination Notice.

3.	Voting Commitment.

(a)    During the Standstill Period, each Group Member agrees that he, she or it shall appear (or procure the appearance) in person or by proxy at each Stockholder Meeting, whether such meeting is held at a physical location or virtually by means of remote communications, and shall vote (or procure the vote of) all voting securities beneficially owned by him, her or it in accordance with the Board’s recommendations with respect to any and all proposals; provided, however, that each Group Member (as applicable) shall be permitted to vote in his, her or its sole discretion on any proposal of the Company in respect of any Extraordinary Transaction.

4.    Standstill. During the Standstill Period, each Group Member shall not, and shall cause its Representatives (solely in the context of such Representatives’ representation of such Group Member in connection with the subject matter of this Agreement) not to, directly or indirectly:

(a)    make any announcement or proposal with respect to, or offer, seek or propose, (i) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (iii) any form of tender or exchange offer for shares of the Common Stock or other voting securities, whether or not such transaction involves a Change of Control of the Company, it being understood that the foregoing shall not prohibit the Group Members or their Affiliates or Associates from (i) acquiring voting securities within the limitations of their aggregate ownership set forth in Section 4(q), (ii) selling or tendering their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (iii) voting on any such transaction in accordance with Section 3 hereof;

(b)    engage, or assist in the engagement, in any solicitation of proxies to vote any voting securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any voting securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies with respect to, or from the holders of, any voting securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a‑1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company (including by initiating, encouraging or participating in any “withhold” or similar campaign), in each case other than in a manner that is consistent with the Board’s recommendation on a matter;

(c)    knowingly advise, encourage or influence any person with respect to the voting of any securities of the Company other than in a manner that is consistent with the Board’s recommendation on any such matter;

(d)    other than in open market sale transactions where the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by any Group Member to any person not (i) a party to this Agreement, (ii) a member of the Board, (iii) an officer of the Company, or (iv) an Affiliate of any party (any person not set forth in clauses (i) through (iv) shall be referred to as a “Third Party”) that would knowingly (after due inquiry) result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of the Common Stock outstanding at such time, except for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism;

(e)    take any action in support of or make any proposal or request that constitutes or would result in: (i) advising, controlling, changing or influencing any director or the management of the Company, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) seeking to have the Company waive or make amendments or modifications to the Bylaws or the Certificate of Incorporation, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, in each case with respect to the foregoing clauses (i) through (vi), except as set forth in Section 1;

(f)    communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);

(g)    call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including a “town hall meeting”;

(h)    deposit any shares of the Common Stock or other voting securities in any voting trust or subject any shares of the Common Stock or other voting securities to any arrangement or agreement with respect to the voting of any shares of the Common Stock or voting securities (other than (A) any such voting trust, arrangement or agreement solely among the Group that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts prime brokerage accounts and the like);

(i)    knowingly seek, encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or knowingly seek, encourage or take any other action with respect to the election or removal of any directors, except as set forth in Section 1;

(j)    form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting security (other than a group that includes all or some of the Group); provided, however, that nothing herein shall limit the ability of an Affiliate of a Group Member to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement;

(k)    engage any private investigations firm or other person to investigate any of the Company’s directors or officers;

(l)    demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including lists of stockholders) of the Company;

(m)    seek publicly, alone or in concert with others, to amend any provision of the Company’s Charter or Bylaws;

(n)    take any action challenging the validity or enforceability of this Section 4 or this Agreement;

(o)    make any request or submit any proposal to amend or waive the terms of this Section 4 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any party;

(p)    enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the Group is prohibited from taking pursuant to this Section 4, or knowingly advise, assist, encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(q)    purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of the Common Stock, or any assets or liabilities of the Company such that the Group would beneficially own in excess of 12.5% of the then-outstanding shares of the Common Stock.

Nothing in this Section 4 shall be deemed to (i) prohibit or restrict the Group from communicating privately with the Board, any officer or director of the Company or with the Company’s or the Group’s legal counsel regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) limit the exercise in good faith by the New Director of his fiduciary duties solely in his capacity as a director of the Company, (iii) prohibit or restrict the Group from taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any Group Member, provided that a breach by the Group Members of this Agreement is not the cause of the applicable requirement or (iv) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement.

Nothing in this Section 4 shall prohibit the Group Members from freely voting their shares of Common Stock (except as otherwise provided in Section 3 hereto). Nothing in this Agreement shall limit in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, the New Director in his capacity as such). Without limitation to the foregoing, the New Director shall have the same (i) access to members of management as every other director and (ii) rights as every other director to access the books and records of the Company and to make information requests of management in order to facilitate these rights.

5.    Mutual Non-Disparagement. Until the Termination Date, no party hereto shall, and no party shall permit any of its Representatives (solely in the context of such Representatives’ representation of such applicable party in connection with the subject matter of this Agreement) to, make any public statement that constitutes or would reasonably be expected to constitute an ad hominem attack on, or otherwise disparages, any other party, its Representatives, any other party’s current or former directors, officers, partners or employees (including with respect to such persons’ service at the other party), any other party’s subsidiaries, or any other party’s subsidiaries’ business or any of its or its subsidiaries’ current or former directors, officers, partners or employees, including the business, legal counsel and current or former directors, officers, partners and employees of such other party’s Affiliates, as applicable. The restrictions in this Section 5 shall not prohibit a party from (i) making any truthful and factual statement or disclosure required under the federal securities laws, other applicable laws or any self-regulatory organization (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant party) or stock exchange regulations or (ii) responding to any disparaging public statement made by the other party if such statement by the other party was made in breach of the mutual non-disparagement provisions of this Agreement.

6.    No Litigation. Until the Termination Date, each party hereto hereby covenants and agrees that it shall not, and shall not permit any of its Representatives (solely in the context of such Representatives’ representation of such party in connection with the subject matter of this Agreement) to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against any other party or any of its Representatives, based on claims arising out of any facts known, or that, reasonably, should have been known, by such party as of the Effective Date, except for any Legal Proceeding initiated solely to remedy a breach of, or to enforce, this Agreement; provided, however, that the foregoing shall not prevent any party hereto or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, such party or any of its Representatives; provided, further, that in the event any party hereto or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to such other party prior to complying with the Legal Requirement (except where such notice would be legally prohibited or not practicable). Each of the parties hereto represents and warrants that neither it nor any assignee has filed any lawsuit against any other party.

7.	Representations and Warranties.

(a)    Each Group Member represents and warrants to the Company that (i) this Agreement has been duly and validly authorized, executed and delivered by such Group Member, and constitutes a valid and binding obligation and agreement of such Group Member, enforceable against such Group Member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (ii) the signatory for such Group Member has the power and authority to execute this Agreement and any other documents delivered in connection with this Agreement on behalf of itself and the applicable Group Member associated with that signatory’s name, and to bind such Group Member to the terms hereof and thereof, (iii) the execution, delivery and performance of this Agreement by such Group Member does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (iv) such Group Member is not and shall not become party to any agreement, arrangement or understanding (whether written or oral) with the New Director with respect to his service as a director on the Board and (v) except as otherwise disclosed to the Company in writing prior to the Effective Date, (A) such Group Member does not own, of record or beneficially, any voting securities or any securities convertible into, or exchangeable or exercisable for, any voting securities and (B) such Group Member has not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company. The Group further represent and warrant that, as of the date of this Agreement, the Group beneficially own an aggregate of 660,000 shares of the Common Stock.

(b)    The Company represents and warrants to the Group that (i) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (iii) the execution, delivery and performance of this Agreement by the Company does not and shall not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

8.    SEC Filings.

(a)    No later than two (2) Business Days following the Effective Date, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the Group, and their respective Representatives, with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Group.

(b)    No later than two (2) Business Days following the Effective Date, the Group shall file with the SEC an amendment to their Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. The Group shall provide the Company and its Representatives with a reasonable opportunity to review their Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

9.    Affiliates and Associates. Each party hereto shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10.    Termination. The term of this Agreement shall commence on the Effective Date and shall continue until such date that is the earlier to occur of (i) 30 days prior to the deadline for the submission of stockholder nominations for the 2022 Annual Meeting (such deadline, the “Nomination Deadline”) and (ii) 120 days prior to the first anniversary of the 2021 Annual Meeting (the effective date of termination, the “Termination Date”); provided, however, if the Board determines that the Company will re-nominate the New Director for election to the Board in connection with the 2022 Annual Meeting, and notifies the New Director and the Group in writing no later than 45 days prior to such Nomination Deadline of such determination, then the Termination Date shall be the date that is the earlier of (x) 30 days prior to the Nomination Deadline for the 2023 Annual Meeting and (y) 120 days prior to the first anniversary of the 2022 Annual Meeting; provided, further, that if the New Director fails to be re-elected to the Board at any meeting held for the purpose of electing directors, the Termination Date shall be the date of such meeting at which the New Director fails to be re-elected; provided, further, (A) the Group may earlier terminate this Agreement if the Company commits a material breach of this Agreement that is not cured within 15 days after the Company’s receipt of written notice thereof from the Group or, if impossible to cure within 15 days, which the Company has not taken any substantive action to cure within such 15-day period, and (B) the Company may earlier terminate this Agreement if a Group Member commits a material breach of this Agreement that is not cured within 15 days after the Group’s receipt of written notice thereof from the Company or, if impossible to cure within 15 days, which the relevant Group Member has not taken any substantive action to cure within such 15-day period.

Notwithstanding the foregoing, the provisions of Section 10 through Section 16 shall survive the termination of this Agreement. Termination of this Agreement shall not relieve any party from its responsibilities in respect of any breach of this Agreement prior to such termination.

For purposes of this Agreement, “2022 Annual Meeting” shall mean the Company’s 2022 annual meeting of stockholders, including any adjournments, postponements, reschedulings and continuations thereof and any other meeting of stockholders called or held in lieu thereof, and “2023 Annual Meeting” shall mean the Company’s 2023 annual meeting of stockholders, including any adjournments, postponements, reschedulings and continuations thereof and any other meeting of stockholders called or held in lieu thereof.

11.    Expenses. Each party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the Group, the New Director and each of their Affiliates for their reasonable, well-documented out-of-pocket fees and expenses (including but not limited to attorneys’ fees and expenses) incurred in connection with the 2021 Annual Meeting and the subject matter of this Agreement, including but not limited to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, provided that such reimbursement shall not exceed $75,000 in the aggregate.

12.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company, to its address at:

Harte Hanks, Inc.

2800 Wells Branch Parkway

Austin, Texas 78728

Attention:         Chief Executive Officer

Email:         Andrew.Benett@hartehanks.com

with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10103

Attention:         Lawrence S. Elbaum

Patrick Gadson

Email:         lelbaum@velaw.com

pgadson@velaw.com

If to a Group Member, to the address at:

Bradley L. Radoff

2727 Kirby Drive, Unit 29L

Houston, Texas 77098

Email:         brad@fondrenlp.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attention:         Drew Chapman

Email:         drew.chapman@bakerbotts.com

13.    Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties hereto agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party hereto waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party hereto consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14.    Specific Performance. Each Group Member, with respect to itself, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party would occur in the event that any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached, and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each Group Member, on the one hand, and the Company, on the other hand (as applicable, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 14 shall not be the exclusive remedy for any violation of this Agreement.

15.    Certain Definitions and Interpretations. As used in this Agreement: the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or a Group Member, as applicable; provided, further, that, for purposes of this Agreement, no Group Member shall be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of any Group Member; the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournments, postponements, reschedulings and continuations thereof and any other meeting of stockholders called or held in lieu thereof;  the terms “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; the term “Bylaws” means the Fifth Amended and Restated By-Laws of the Company, as may be amended or amended and restated from time to time, the term “Change of Control” with respect to a transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities, the term “Charter” means the Amended and Restated Certification of Incorporation, as amended by the Certificate of Amendment of Incorporation dated January 31, 2018, the term “Effective Date” means the date of this Agreement,  the term “Extraordinary Transaction” means any equity tender offer, equity exchange offer, merger, acquisition, business combination, sale or other transaction with a third party that, in each case, would result in a Change of Control of the Company, liquidation, dissolution, recapitalization or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a third party that is submitted for a vote of the Company’s stockholders; the term “Representatives” means a person’s affiliates and associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal counsel or other advisors, agents and other representatives; provided, when used with respect to the Company, “Representative” shall not include any non-executive employees; the term “SEC” means the U.S. Securities and Exchange Commission; the term “Standstill Period” means the period commencing on the Effective Date and ending on the Termination Date,  the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, and any meeting or action by written consent of the Company’s stockholders called or held in lieu thereof, and any adjournments, postponements, reschedulings and continuations thereof.

16.	Miscellaneous.

(a)    This Agreement, including all exhibits hereto, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(b)    This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

(c)    This Agreement shall not be assignable by operation of law or otherwise by a party hereto without the consent of the other parties hereto. Any purported assignment without such consent is void. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party hereto.

(d)    Neither the failure nor any delay by a party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties hereto that the parties hereto would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties hereto agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)    Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto.

(g)    This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)    Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

(i)    The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement

(Signature Pages Follow)IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

Harte Hanks, Inc.

By:         /s/ Andrew B. Benett

Name:         Andrew B. Benett

Title:          Chief Executive Officer

THE GROUP:

BLR Partners LP
By: BLRPart, LP its General Partner By: BLRGP Inc. its General Partner

By:	/s/ Bradley L. Radoff
Name:	Bradley L. Radoff
Title:	Sole Director

BLRPart, LP By: BLRGP Inc. its General Partner

By:	/s/ Bradley L. Radoff
Name:	Bradley L. Radoff
Title:	Sole Director

BLRGP Inc.

By:	/s/ Bradley L. Radoff
Name:	Bradley L. Radoff
Title:	Sole Director

Fondren Management, LP By: FMLP Inc. its General Partner

By:	/s/ Bradley L. Radoff
Name:	Bradley L. Radoff
Title:	Sole Director

FMLP Inc.

By:	/s/ Bradley L. Radoff
Name:	Bradley L. Radoff
Title:	Sole Director

The Radoff Family Foundation:

By:	/s/ Bradley L. Radoff
Name:	Bradley L. Radoff
Title:	Director

By:	/s/ Bradley L. Radoff
Bradley L. Radoff